    As filed with the Securities and Exchange Commission on December 29, 2000

                                                  Registration No. 333-_________
================================================================================

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
               - - - - - - - - - - - - - - - - - - - - - - - - - -
                                    FORM S-3

                             REGISTRATION STATEMENT
                                      Under
                           The Securities Act of 1933

               - - - - - - - - - - - - - - - - - - - - - - - - - -

                          MICROWARE SYSTEMS CORPORATION
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

          IOWA                                             98-0169495
(State or other jurisdiction of                       (I.R.S. Employer
 incorporation or organization)                    Identification Number)

               1500 NORTHWEST 118TH STREET, DES MOINES, IOWA 50325
                                 (515) 223-8000
                --------------------------------------------------
               (Address, including zip code, and telephone number,
        including area code of registrant's principal executive offices)

                                KENNETH B. KAPLAN
                          MICROWARE SYSTEMS CORPORATION
                           1500 NORTHWEST 118TH STREET
                             DES MOINES, IOWA 50325
                                 (515) 223-8000
             -------------------------------------------------------
            (Name, address and telephone number of agent for service)

                                   Copies to:
                                Arthur Don, Esq.
                                D'Ancona & Pflaum
                         111 E. Wacker Drive, Ste. 2800
                             Chicago, Illinois 60601
                                 (312) 602-2000
                               FAX (312) 602-3000

               - - - - - - - - - - - - - - - - - - - - - - - - - -

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
    From time to time after this Registration Statement becomes effective.

================================================================================

                       [Registration Cover Page Continued]

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                         CALCULATION OF REGISTRATION FEE

- ------------------------------------------------------------------------------------------------------------------
Title of securities to       Amount to be           Proposed maximum      Proposed maximum     Amount of
  be registered               registered           offering price per    aggregate offering   Registration fee
                                                          share                 price
- ------------------------------------------------------------------------------------------------------------------
Common Stock                  18,711,358             $ 0.50 (3)            $ 9,355,679 (3)      $ 2,338.92 (3)
                              See notes (1) (2)
- ------------------------------------------------------------------------------------------------------------------
Total Securities to be
Registered and                18,711,358                                                        $ 2,338.92 (3)
Registration Fee
- ------------------------------------------------------------------------------------------------------------------


     (1) Pursuant to the terms of a securities purchase agreement and private equity credit agreement, the number of shares to be registered represents two hundred percent (200%) of the following: (a) 3,288,032 shares issuable upon conversion of the convertible debenture, a portion of which is currently held by one of the selling shareholders, calculated by dividing the aggregate value of the convertible debenture which the Company will have the right to draw down ($2,000,000) by the conversion price (estimated to be $0.608 for purposes of this registration statement), (b) 3,529,412 shares issuable upon the exercise of put rights, calculated by dividing the aggregate value the Company has drawn down ($1,500,000) by the purchase price per share (estimated to be $0.425 for purposes of this registration statement) and (c) 2,538,235 shares issuable upon the exercise of warrants (consisting of (i) warrants issued to the selling shareholders at the closings of the convertible debenture and private equity credit transactions for the purchase of 2,150,000 shares and (ii) warrants issued to the selling shareholders upon the $1,500,000 draw down of the private equity credit for the purchase of 388,235 shares, calculated by dividing the aggregate value that Company has drawn down ($1,500,000) by the purchase price per share (estimated to be $0.425 for purposes of this registration statement) and further dividing the resulting number by 10,000 and then multiplying by 1,100; for a total of 9,355,679 shares.

     (2) This Registration Statement also relates to such indeterminate number of additional shares of common stock as may be issuable as a result of stock dividends, stock splits, reclassifications and other changes affecting the common stock of the registrant. Notwithstanding the foregoing, this Registration

Statement shall not cover any additional shares issuable and related to the securities purchase agreement and the private equity credit agreement, beyond the shares covered by this Registration Statement, including conversion rate adjustments resulting from decreases in the market price of the common stock.

     (3) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 (c) under the Securities Act of 1933, based on the average of the high and low prices per share of the common stock as reported on NASDAQ on December 27, 2000.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                               -------------------
                                   PROSPECTUS
                               -------------------


                              18,711,358 SHARES OF
                                 COMMON STOCK OF
                          MICROWARE SYSTEMS CORPORATION


     The selling shareholders identified in this prospectus, and any of their pledgees, donees, transferees or other successors in interest, may offer to sell up to a maximum of 18,711,358 shares of common stock of Microware Systems Corporation. These shares of common stock may be offered by the selling shareholders:

     - in transactions on the NASDAQ National Market or such other markets on which we may from time to time list our shares of common stock

     -    in privately negotiated transactions

     -    through a combination of these methods

     This prospectus is part of a registration statement that we are filing at this time to fulfill our contractual obligations with the selling shareholders. We will not receive any of the proceeds from the sale of the common stock by the selling shareholders.

     Our common stock is listed on the NASDAQ National Market under the symbol "MWAR." On December 27, 2000, the closing price for our common stock on the NASDAQ National Market was $0.50/share.

     You should carefully read the section named "Risk Factors" beginning on page four of this prospectus before investing in our common stock.

     NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. IT IS ILLEGAL FOR ANY PERSON TO TELL YOU OTHERWISE.

                The date of this prospectus is January __, 2001.

                                TABLE OF CONTENTS

                                                                     Page
                                                                     ----
Incorporation by Reference........................................    2
Prospectus Summary................................................    3
Risk Factors......................................................    5
Use of Proceeds ..................................................    9
Selling Shareholders..............................................    9
Plan of Distribution..............................................   11
Legal Matters.....................................................   13
Experts ..........................................................   13
Forward-Looking Statements .......................................   14
Where You Can Find More Information About Us......................   14


                               ------------------

                           INCORPORATION BY REFERENCE

     The United States Securities and Exchange Commission (the "Commission") allows us to incorporate by reference information filed with it, which means that we can disclose important information to you by referring you directly to those documents. The information incorporated by reference is considered to be part of this prospectus. In addition, information that we file with the Commission in the future will automatically update and supersede information contained in this prospectus and any accompanying prospectus supplement. We are incorporating by reference into this prospectus:

- -    our Annual Report on Form 10-K for the fiscal year ended March 31, 2000, as amended under Form 10-K/A filed on July 19, 2000

- -    our Quarterly Report on Form 10-Q for the quarter ended June 30, 2000

- -    our Quarterly Report on Form 10-Q for the quarter ended September 30, 2000

- -    the description of our common stock on Form 8-A filed March 14, 1996, including any amendment or report filed for the purpose of updating such description

- -    any future filings made with the Commission under Sections 13(a), 13(c),
     14, or 15(d) of the Securities Exchange Act of 1934 until all of the shares are sold.

     Upon your request, we will furnish to you at no charge a copy of any documents incorporated by reference. Requests should be addressed to 1500 Northwest 118th Street, Des Moines, Iowa 50325, or by telephoning us at (515) 223-8000, Attn: Beth E. Law.

     You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with any different information. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of the prospectus or those documents.


                               PROSPECTUS SUMMARY

MICROWARE SYSTEMS CORPORATION

     We develop, market and support sophisticated real-time operating system software and development tools for the traditional embedded systems, communications, and consumer products markets. Our product line is built around the OS-9 real-time operating system, which was first introduced in 1980 and has been continually refined to incorporate advances in technology. OS-9 is a real-time operating system targeted at "embedded systems" - computers dedicated to specialized tasks embedded within application-specific industrial or computer products. We market our products through our sales forces in North America, Europe and Japan.

     Our business is focused on developing and marketing OS-9 for use in traditional embedded systems, including industrial automation, transportation, medical, and government/military systems; communications infrastructure products, including networking equipment, ATM, ISDN, digital subscriber loop, Ethernet and fast Ethernet, and custom connectivity applications; and higher volume embedded systems for consumer and business uses, such as digital television decoders, advanced wireless telephones and pagers, point-of-sale equipment, workforce automation devices, in-car navigation systems and Internet appliances.

     Our principal executive office is 1500 Northwest 118th Street, Des Moines, Iowa 50325, and our telephone number is (515) 223-8000.

     Additional information regarding us, including our audited financial statements and a more detailed description of our business, is contained in the documents incorporated by reference in this prospectus. See
"Incorporation by reference" and "Where you can find more information about us" on pages two and fourteen, respectively.

THE OFFERING

     In November 2000, we entered into a securities purchase agreement with Elder Court, LLC ("Elder Court"). Under the terms of the agreement, we issued to Elder Court an 8% convertible debenture in the principal amount of $2 million. The debenture is convertible into the number of shares of our common stock equal to the lower of $0.69 or 80% of the average market price of the common stock of any three trading days during the 20 trading days prior to conversion. The purchase price for the debenture is payable in two tranches, the first $1 million of which was payable at the closing in November, 2000. We may draw down the remainder three business days after the effective date of a subsequently filed registration statement pertaining to the remainder of the debenture. In addition, we issued to Elder Court a warrant to purchase 500,000 shares of common stock. In connection with the issuance of the debenture, we also issued to Roth Capital Partners, Inc. a warrant to purchase 45,000 shares of common stock, and to Carbon Mesa Partners, LLC a warrant to purchase 5,000 shares of common stock. The shares of common stock issuable upon conversion of the debenture and exercise of these warrants may be sold under this prospectus.

     In December 2000, we entered into a private equity credit agreement with Elder Court. Under the terms of the agreement, we have the right to issue and sell to Elder Court up to 23,529,412 shares of our common stock, representing $10 million aggregate principal amount of our common stock. We have an obligation to issue and sell to Elder Court 3,529,412 shares of our common stock representing a minimum $1.5 million draw down of the equity credit agreement. We are registering the shares representing the minimum $1.5 million draw down and we will register future issuances and sales to Elder Court upon future exercises of the private equity credit agreement. The number of shares of our common stock to be issued under the private equity credit agreement, each time we exercise our right to sell such shares, is based on the average of the three lowest bid prices for our common stock during the ten trading days prior to the day we give notice that we are exercising our right, less a 15% discount. Each share issuance will be subsequently registered. Elder Court may resell these shares pertaining to the $ 1.5 million draw down of common stock under this prospectus. The resale of shares related to future issuances and sales will be registered. In addition, for each 10,000 shares of common stock that we issue and sell to Elder Court, we will issue a warrant to Elder Court and to a placement agent to purchase 1100 shares of our common stock. We also issued to the following parties warrants to purchase shares of our common stock: (1) Elder Court - a warrant to purchase 1,400,000 shares; (2) Roth Capital Partners, Inc. - a warrant to purchase 126,000 shares; (3) Anthony Soich - a warrant to purchase 54,000 shares; and (iv) Carbon Mesa Partners, LLC - a warrant to purchase 20,000 shares. The shares issuable upon exercise of these warrants may also be sold under this prospectus.

     We are registering a maximum of 18,711,358 shares of our common stock to be offered for sale by the selling shareholders described in this prospectus. We are required under the terms of the agreements with Elder Court to register 200% of the aggregate number of shares into which each of the securities would be convertible. The shares are issuable upon conversion of the debenture, under the terms of the private equity credit agreement, and upon the exercise of the warrants described above and consist of the following:

     - 3,288,032 shares of common stock issuable upon the conversion of the $2 million convertible debenture at $0.608 per share, which per share price is based on the average closing bid price of the common stock on December 1, 4 and 5, 2000 (the "Convertible Debenture Shares")

     - 3,529,412 shares of common stock, representing $1.5 million aggregate principal amount of our common stock at $0.425 per share, which per share price is based on the average closing bid price of our common stock on December 20, 21 and 22, 2000, less a 15% discount (the "Put Shares"); and 388,235 shares of common stock issuable upon exercise of warrants which could be issued pursuant to a draw down of the private equity credit, consisting of warrants to purchase 1,100 shares of common stock for every 10,000 Put Shares issued (the "Put Warrants")

     - 1,600,000 shares of common stock issuable upon exercise of warrants at an exercise price of $0.66 per share and 550,000 shares of common stock issuable upon exercise of warrants at an exercise price of $0.50 per share (the "Warrants")

     Although we are registering 18,711,358 shares of the common stock which are covered by this prospectus, registration of the common stock does not necessarily mean that the selling shareholders will sell all or any portion of the common stock. Furthermore, although we have the right to issue and sell shares of our common stock representing $10 million under the private equity credit agreement, we have an obligation to issue and sell 3,529,412 shares related to the $1.5 million draw down. The exercise of additional draw-downs under the private equity credit agreement may require shareholder approval. Similarly, we may draw down an additional $1 million of the convertible debenture after the effective date of the registration statement of which this prospectus is a part.

     We will not receive any proceeds if the selling shareholders decide to sell any of the common stock offered under this prospectus.


                                  RISK FACTORS

     BEFORE YOU PURCHASE SHARES OF OUR COMMON STOCK FROM THE SELLING SHAREHOLDERS, YOU SHOULD BE AWARE THAT THERE ARE VARIOUS RISKS IN MAKING SUCH AN INVESTMENT, INCLUDING THOSE DESCRIBED BELOW. YOU SHOULD CAREFULLY CONSIDER THESE RISK FACTORS TOGETHER WITH ALL OF THE INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS BEFORE YOU DECIDE TO PURCHASE SHARES OF OUR COMMON STOCK. THIS SECTION INCLUDES OR REFERS TO CERTAIN FORWARD-LOOKING STATEMENTS. YOU SHOULD REFER TO THE EXPLANATION OF THE QUALIFICATIONS AND LIMITATIONS ON SUCH FORWARD-LOOKING STATEMENTS DISCUSSED ON PAGE 13.

WE HAVE EXPERIENCED OPERATING LOSSES WHICH MAY CONTINUE IN THE FUTURE AND OUR OPERATING RESULTS HAVE VARIED SUBSTANTIALLY FROM QUARTER TO QUARTER.

     We have experienced significant operating losses for the past four fiscal years. While we have taken a number of measures to increase our revenues, decrease our operating expenses, and attain profitability, it is uncertain that these measures will be successful or that we will become profitable. In addition, our revenues and operating results have varied substantially from quarter to quarter, remain difficult to foresee due to the nature of the embedded systems market and our business, and should not be relied upon as an indication of future performance.

WE HAVE INVESTED IN EMERGING MARKETS WHICH MAY NOT RESULT IN REVENUES OR
EARNINGS.

     We have invested substantial resources in the development of emerging markets, in particular the digital television and wireless and Internet communications devices markets. While we have achieved a substantial number of licenses from Original Equipment Manufacturers (OEMs) in these markets and a number of the devices are currently in commercial deployment, these markets remain at an early stage and are increasingly competitive, and it is therefore uncertain that we will receive substantial revenues or earnings from products or services in these markets.

     We have continued our focus on the traditional embedded systems business in an effort to decrease the variability of our quarterly operating results and attain profitability. The traditional embedded systems business is diverse and increasingly competitive, and it is uncertain that we will be able to substantially increase our revenues from that particular market.

     The communications infrastructure device market is highly fragmented, very competitive, and technically demanding. While we believe the technological sophistication and openness of our product architecture for the market will allow us to establish a substantial revenue base in the communications infrastructure market, it is uncertain that we will be able to do so.

WE MAY BE UNABLE TO KEEP PACE WITH OUR COMPETITORS AND THE RAPID CHANGES IN TECHNOLOGY.

     The embedded systems markets are highly diverse and do not have established technology standards. A majority of embedded operating systems and applications are developed in-house by Original Equipment Manufacturers (OEMs), and no single processor platform accounts for a majority or even a substantial minority of the embedded systems under development. Moreover, the market is increasingly competitive, with a number of industry-leading companies with substantially greater financial and technical resources than us devoting substantial resources to the development of a significant market share in the embedded systems business. While we try to support the industry-leading 32-bit microprocessors which we believe represent the best market opportunities, and to offer the best possible array of incremental software functionalities, it is uncertain that our current products will meet the demands of the market in an environment of increasing competition and rapid technological changes.

WE MAY EXPERIENCE DELAYS IN PRODUCT DEVELOPMENT AND TRANSITIONS.

     We have experienced delays in software development in the past and we may experience similar delays in the future. Such delays, which can occur because of resource constraints, unforeseen technological obstacles within or outside our control, and changes in market requirements, can have a material adverse effect on our business.

THERE IS SUBSTANTIAL COMPETITION IN ALL OF OUR TARGETED MARKETS.

     There is substantial competition in all of our targeted markets. Many of our traditional competitors have grown substantially as a result of successful exploitation of growth in the embedded systems market, and in some cases have expanded their businesses in a manner which competes more directly with us. Wind River Systems Incorporated is a strong competitor in all of the embedded operating system markets. Microsoft Corporation has devoted substantial resources to the development of the embedded operating system business with its Windows CE product, which is attempting to capture a significant market share in the handheld computer market. Sun Microsystems, Inc. has developed an embedded operating system product called JavaOS which it markets together with its Java technology, and has made a number of business and technology acquisitions in the past fiscal years related to the development of its embedded systems business. As a result, we may be unable to successfully attain new market share or even maintain our existing market share in this increasingly competitive market.

OUR COMPETITIVE POSITION DEPENDS ON OUR ABILITY TO ATTRACT AND RETAIN QUALIFIED PERSONNEL.

     Our future performance depends to a significant degree upon the continued contributions of our key management, product development, marketing and sales personnel, many of whom have joined us recently. We have experienced significant turnover in personnel during the past few fiscal years. Our ability to execute our market strategy will depend to a large degree upon our ability to integrate new personnel into the Company. Competition for qualified personnel throughout the software industry is intense and it is uncertain that we will be successful in attracting and retaining such personnel.

WE DEPEND ON OUR INTERNATIONAL OPERATIONS WHICH INVOLVE CERTAIN RISKS.

     In recent years, we received at least 50% of our total revenue from sales outside North America, and this trend is anticipated to continue in the future. This dependence on international operations subjects us to certain risks, including tariffs and other barriers, difficulty in staffing and managing foreign subsidiary operations, difficulty in managing distributors and resellers, difficulty in accounts receivable collection, foreign currency exposure and adverse tax consequences. We are also subject to the risks associated with the imposition of protective import or export legislation and regulations by the United States or other countries. We cannot predict whether quotas, duties, taxes or other charges or restrictions will be implemented on our products in the future. These factors and/or the adoption of restrictive policies may have a material adverse effect on our business, financial condition and results of operations.

WE DEPEND ON OUR PROPRIETARY TECHNOLOGY.

     Because substantially all of our revenues are derived from OS-9, a real-time operating system targeted at embedded systems, and related products, any impairment of OS-9 could have a material adverse impact on our business. Our business is therefore dependent on the adequacy of our intellectual property protection through patents, copyrights, trade secrets, and license agreements; the adequacy and continued availability of our licenses of integrated technology from third parties; and the absence of any material technology litigation related to our products.

OUR BOARD OF DIRECTORS HAS THE AUTHORITY TO ISSUE SHARES OF PREFERRED STOCK.

     Our Board of Directors has the authority to issue, without vote or action of stockholders, shares of preferred stock, including fixing the rights, preferences, privileges and restrictions of any such series. Such preferred stock could contain dividend rights, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences or other rights superior to the rights of holders of common stock. Additionally, the selling shareholders have certain rights to participate in future issuances of preferred stock, if any.

WE HAVE ISSUED CERTAIN CONVERTIBLE DEBT, WARRANTS, PREFERRED STOCK AND OPTIONS.

     We have issued or have an obligation to issue:

TO THE SELLING SHAREHOLDERS:

     - 1,644,016 shares of common stock issuable upon the conversion of the $1 million convertible debenture at $.608 per share, which per share price is based on the average closing bid price of the common stock on December 1, 4 and 5, 2000

     - 3,529,412 shares of common stock, representing the $ 1.5 million draw down and exercise of the right to put shares under the terms of the private equity credit agreement at $ 0.425 per share, which per share price is based on the average closing bid price of our common stock on December 20, 21 and 22, 2000 less a 15% discount; and 388,235 shares of common stock issuable upon exercise of warrants which could be issued pursuant to a draw down of the private equity credit agreement, consisting of warrants to purchase 1,100 shares of common stock for every 10,000 Put Shares issued

     - 1,600,000 shares of common stock issuable upon exercise of warrants at an exercise price of $0.66 per share and 550,000 shares of common stock issuable upon exercise of warrants at an exercise price of $0.50 per share

TO ELLIOTT ASSOCIATES, L.P. AND WESTGATE INTERNATIONAL, L.P.:

     - 3,500 shares of Series I Preferred Stock, of which 214 shares remain outstanding, convertible into shares of common stock at a conversion price of the lower of (a) $4.8497 or (b) the average of the two lowest closing bid prices of the common stock, as recorded on NASDAQ, during the fifteen trading days prior to the conversion date (there is no minimum average closing price that fixes the maximum number of shares issuable upon conversion of the Series I Preferred Stock)

     - stock options to purchase 618,595 shares of common stock at an exercise price of $4.8497 per share

     - warrants to purchase 87,500 shares of common stock at an exercise price of $5.3116 per share

TO MOTOROLA:

     - warrants to acquire 1,803,728 shares of common stock for $10.81 per share as may be adjusted, of which warrants to purchase 554,992 shares have terminated and warrants to purchase 1,248,736 shares are currently exercisable

The selling stockholders, through their ownership of the convertible debenture and warrants, and through their rights to the additional Convertible Debenture Shares, Put Shares, Put Warrants and Warrants, have the opportunity to profit from a rise in the market price of our common stock, thus resulting in a possible dilution in the interest of other security holders. Similarly, Elliott Associates, L.P., Westgate International, L.P. and Motorola also have the opportunity to profit from a rise in the market price of our common stock, thus resulting in further dilution of the interest of other security holders. In addition, we have issued and will continue to issue substantial stock options to employees and directors.

     Our ability to obtain additional capital might be adversely affected as long as these convertible securities remain unexercised. Moreover, the holders of such convertible securities may exercise such securities at a time when we may be able to obtain capital by a new offering of our securities on terms more favorable than those under which the existing warrants or options are exercisable.


THE PUT SHARES, CONVERTIBLE DEBENTURE SHARES AND THE REMAINING PREFERRED STOCK COULD LEAD TO SIGNIFICANT DILUTION OF THE PER SHARE VALUE OF THE COMMON STOCK AND DEPRESS MARKET PRICES.

     The total number of shares of common stock which may be issued to Elder Court, Elliott Associates, L.P. and Westgate International, L.P. upon the exercise of a put right, the conversion of the convertible debenture or the conversion of the preferred stock are based on formulas which are tied to the market price of the common stock just prior to the time of exercise or conversion. Thus, the exercise of a put right, the conversion of the convertible debt or the conversion of the remaining shares of preferred stock could significantly dilute the per share value of the common stock held by the current investors. More specifically, the lower the average of the lowest closing bid prices of the common stock as recorded on NASDAQ and reported by the Bloomberg financial network or an alternative source for a certain number of days during a defined period of time prior to the exercise or conversion date, the greater the number of shares of common stock that can be issued to Elder Court, Elliott Associates, L.P. and Westgate International, L.P., and the greater the risk of dilution to other investors. There is no minimum average closing price that fixes the maximum number of shares issuable upon exercise of a put or conversion of the convertible debenture or preferred stock. Additionally, a low exercise or conversion price may cause Elder Court, Elliott Associates, L.P. and Westgate International, L.P. to exercise a put or convert the convertible debenture or the shares of preferred stock and immediately sell their common shares, thereby contributing to a downward movement in the stock price of the common stock. Similarly, the downward pressure on the trading price of the common stock could encourage the selling shareholders and other shareholders to engage in short sales of the common stock, which would further contribute to the downward movement of the stock price of the common stock.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares of common stock sold by the selling shareholders.

                              SELLING SHAREHOLDERS

     The following selling shareholders own or beneficially own as of December 27, 2000 and may offer hereby the number of shares of common stock set forth opposite their respective names in the table below (assuming the exercise or conversion of all of the Convertible Debenture Shares, Put Shares, Put Warrants and Warrants held by or to be issued to such holders into shares of common stock as of the date of this prospectus, without regard to restrictions on ownership percentage applicable to said securities, and based on the assumptions and estimates described herein, including those set forth in footnote (1) to this table). The shares may be offered from time to time by the selling shareholders named below or their nominees. The selling shareholders are under no obligation to sell all or any portion of the shares pursuant to this prospectus. This prospectus relates to a maximum of 18,711,358 shares of common stock which represents 200% of the shares of common stock issuable to the selling shareholders upon exercise or conversion of the Convertible Debenture Shares, Put Shares, Put Warrants and Warrants (without regard to restrictions on ownership percentage applicable to said securities).

     To the knowledge of the Company, all persons listed below have sole voting and investment power with respect to their securities. The information in the table concerning the selling shareholders is based on information provided to, or known by, the Company, except for the assumed conversion ratio and purchase price of shares of common stock issuable under the terms of the convertible debenture and private equity credit agreement, which is based solely on the assumptions discussed or referenced in footnote (1) to the table. Information concerning the selling shareholders may change from time to time after the date of this prospectus.



Name of                                     Shares Held            Shares Offered Beneficial
Selling                              Prior to             Pursuant to             Ownership
Shareholder                       Offering (1)(2)       Offering (1)(2)          After Offering (3)
- --------------                    ---------------       ---------------          ------------------

[A] Elder Court, LLC              8,982,150              8,982,150                0

[B] Roth Capital Partners, Inc.     294,529                294,529                0

[C] Carbon Mesa Partners, LLC        25,000                 25,000                0

[D] Anthony Soich                    54,000                 54,000                0
- ---------------------


[A] Elder Court, LLC, a Cayman Islands limited liability company, is a private investment company whose manager is Navigator Management.

[B] Roth Capital Partners, Inc., a California corporation, is a private investment corporation whose president is Byron Roth.

[C] Carbon Mesa Partners, LLC, a Nevada limited liability company, is a private investment company whose manager is Thomson Kernaghan & Co.

[D] Anthony Soich is a managing director of Roth Capital Partners, Inc.

(1) Other than with respect to the shares offered upon the exercise of outstanding Warrants as described in footnote (2) below, the beneficial ownership and shares offered data represent (a) 3,529,412 shares of common stock related to the $ 1.5 million draw down and exercise of the right to put shares under the terms of the private equity credit agreement, using a price of $0.425 (the average of the three lowest closing bid prices of the common stock during the ten trading days immediately prior to the filing date of this registration statement less a 15% discount); and (b) 3,288,032 shares of common stock estimated to be issuable upon the conversion of the convertible debt, a portion of which is currently owned by Elder Court, using a price of $0.608 (the average of any three closing bid prices of the common stock during the twenty trading days immediately prior to the filing date of this registration statement less a 20% discount) in determining the number of shares of common stock issuable, and without regard to restrictions on ownership percentage applicable to said securities. The actual number of shares of common stock offered hereby is subject to adjustment and could be materially less or more than the estimated amount indicated depending upon factors which cannot be predicted by the Company at this time, including, among others, application of the exercise and conversion provisions based on market prices prevailing at the actual date of exercise or conversion. This presentation is not intended to constitute a prediction as to the future market price of the common stock.

(2) This table assumes that an aggregate of 1,600,000 shares of common stock (subject to adjustments) are issuable upon the exercise of Warrants to purchase shares of common stock at an exercise price of $0.66 per share (subject to adjustments) and 550,000 shares of common stock (subject to adjustments) are issuable upon the exercise of Warrants to purchase shares of common stock at an exercise price of $0.50 per share (subject to adjustments).

(3) This table assumes that all of the shares of common stock will be sold by the selling shareholders.

     The selling shareholders will receive all of the proceeds from the sale of the shares offered hereby. The Company will not receive any proceeds from the sale of such shares. However, 2,538,235 shares offered hereby are issuable upon the exercise of outstanding Warrants to purchase shares of common stock (subject to adjustments). If all of the Warrants were exercised by the selling shareholders, the Company estimates that it would receive gross cash proceeds of approximately $1,534,824 million in the aggregate (assuming none of the Warrants were exercised pursuant to the cashless exercise provisions contained therein). Holders of the Warrants have the right to exercise the Warrants held by them by delivering shares of common stock as payment therefore pursuant to the terms of the Warrants. The Company will bear the expenses of this offering. No selling shareholder has held any position or office or had any other material relationship with the Company.

                              PLAN OF DISTRIBUTION

     Some of the maximum of 18,711,358 shares of our common stock being offered under this prospectus may be sold by the selling shareholders. Such shares of our common stock have been included in the registration statement of which this prospectus forms a part.

     The following table illustrates the increasing number and percentage of shares of common stock that would be actually owned by all the selling shareholders together which would result from an increasingly discounted trading price of the common stock, assuming issuance of all of the Put Shares and the Convertible Debt Shares at a conversion price equal to the following discounts from the average trading price of the common stock on December 27, 2000 (assuming for these purposes that the limitations on percentage ownership and other limitations contained in the terms of the private equity credit agreement and convertible debenture, as described in footnote 3 to the table, did not exist).


- --------------------------------------------------------------------------------------------------------------------
       Discount                  Conversion            Shares of Common Stock          Percentage Owned by Selling
     Percentage                   Price (1)                  Issued (2)                 Shareholders Together (3)
- --------------------------------------------------------------------------------------------------------------------
          --                       $.791                     4,423,106                        19.99%
- --------------------------------------------------------------------------------------------------------------------
           0%                       $.50                     7,000,000                        28.34%
- --------------------------------------------------------------------------------------------------------------------
          25%                      $.375                     9,333,333                        34.52%
- --------------------------------------------------------------------------------------------------------------------
          50%                       $.25                    14,000,000                        44.16%
- --------------------------------------------------------------------------------------------------------------------
          75%                      $.125                    28,000,000                        61.26%
- --------------------------------------------------------------------------------------------------------------------

     (1) The conversion price is based on discounts of the average of the high and low prices per share of the common stock as reported on NASDAQ on December 27, 2000, or a value of $0.50, and is calculated by multiplying the $0.50 value by 1.00 minus the appropriate discount percentage listed in the table above. The actual purchase prices and conversion prices will be based on the average of certain closing bid prices of the common stock, as recorded on NASDAQ, for certain days during a set time period prior to the exercise or conversion date. Again, there is no minimum average closing price that fixes the maximum number of shares issuable upon conversion of the convertible debt or exercise of the put rights.

     (2) The shares of common stock issued is calculated by adding (1) the aggregate value of the convertible debt ($2 million) to (2) the value of the private equity credit drawdown ($1.5 million), and dividing the sum by the conversion price. The number does not include any shares exercisable under the Warrants granted to the selling shareholders.

     (3) The percentage owned by the selling shareholders is calculated by dividing the shares of common stock issued by the sum of the number of shares of common stock outstanding as of December 27, 2000 (17,703,485 shares) and the number of shares of common stock issued. The terms of the securities purchase agreement and private equity credit agreement, however, set the following limitations: (1) the number of shares of common stock that may be acquired by Elder Court upon conversion of the convertible debenture, when added to the total number of shares of common stock deemed beneficially owned by such holder and the holder's affiliates that would be aggregated for purposes of determining whether a group exists under Section 13(d) of the Securities Exchange Act of 1934, as amended, shall not exceed 4.99% of the total issued and outstanding shares of the common stock; and (2) the number of shares of common stock issuable to Elder Court upon the exercise of a put under the private equity credit agreement, together with the shares of common stock previously issued under the private equity credit agreement and the shares of common stock previously issued and issuable under the convertible debenture, shall not exceed 19.99% of the shares of common stock then outstanding, except upon shareholder approval. Thus, as illustrated in the table above, although the selling shareholders are able to acquire an increasing number of shares of common stock upon the exercise of put rights and the conversion of the convertible debenture at an increasingly discounted trading price of the common stock, the amount of shares acquired is limited pursuant to the terms of the private equity credit agreement as described in this paragraph.

     The maximum of 18,711,358 shares of our common stock being offered by the selling shareholders pursuant to this prospectus may be offered and sold from time to time on the NASDAQ Stock Exchange, or such other markets upon which we may list shares of our common stock from time to time, or in privately negotiated transactions or otherwise. In addition, the selling shareholders may engage in short sales and other transactions in the common stock or derivatives thereof, and may pledge, sell, deliver or otherwise transfer the common stock offered under this prospectus in connection with such transactions. The shares of our common stock may be sold by one or more of the following methods, without limitations:

     - block trades in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction

     - purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus

     - ordinary brokerage transactions and transactions in which the broker solicits purchasers

     - face-to-face transactions between sellers and purchasers without a broker/dealer

     In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. These brokers or dealers may receive commissions or discounts from the selling shareholders in amounts to be negotiated. These brokers and dealers and any other participating brokers and dealers may use this prospectus.

     In the event of a "distribution" of the shares, the selling shareholders, any selling broker or dealer and any "affiliated purchasers" may be subject to Regulation M under the Exchange Act, which regulation would prohibit, with certain exceptions, any such person from bidding for or purchasing any security which is the subject of such distribution until his participation in that distribution is completed. In addition, Regulation M prohibits any stabilizing bid or stabilizing purchase for the purpose of pegging, fixing or stabilizing the price of common stock in connection with this offering.

     We have entered into agreements with the selling shareholders to register the shares of common stock offered hereby under applicable federal and state securities laws. The agreements between the selling shareholders and us provide for cross-indemnification of the selling shareholders and us for losses, claims, damages, liabilities, costs and expenses arising under certain circumstances.

     To comply with certain states' securities laws, if applicable, the shares of common stock registered hereunder will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers.


                                  LEGAL MATTERS

     Certain legal matters in connection with the shares of common stock offered hereby will be passed upon for us by D'Ancona & Pflaum. Arthur Don, a member of D'Ancona & Pflaum, is one of our directors.

                                     EXPERTS

     The audited financial statements as of March 31, 1999 and 2000, and each of the years in the three-year period ended March 31, 2000, incorporated by reference in this prospectus have been audited by KPMG LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in auditing and accounting in giving such reports.

                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements. Words such as "expects", "anticipates", "intends", "believes", "plans", "seeks", "estimates" and similar expressions or variations of these words are intended to identify forward-looking statements, but are not the only means of identifying forward-looking statements in this prospectus. Additionally, statements that refer to our estimated or anticipated future results, sales or marketing strategies, new product development or performance or other non-historical facts are forward-looking and reflect our current perspective of existing information. Forward-looking statements are inherently subject to risks and uncertainties that cannot be predicted or quantified, and actual results and outcomes may differ materially from the results and outcomes discussed in the forward-looking statements depending on a variety of factors including our recent history of losses, the dilution and potential dilution relating to the preferred stock, options and warrants, the volume and timing of orders received during the quarter, our ability to successfully market our products, our ability to keep pace with our competition and with rapid technological change, our ability to manage turnover in our sales and marketing and other personnel and to attract and maintain personnel generally, as well as other risk factors mentioned throughout this prospectus and in our other filings with the Securities and Exchange Commission. Readers are urged not to place undue reliance on forward-looking statements and we disclaim any obligation to update any of the forward-looking statements contained in this prospectus to reflect any future events or developments.

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

     We have filed a Registration Statement on Form S-3 relating to the securities offered by this prospectus with the Commission. This prospectus does not contain all of the information set forth in the Registration Statement and its accompanying exhibits. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete; however, all material information with respect to these contracts and documents are disclosed in this prospectus. In each instance, we refer you to the copy of the contract or other document filed as an exhibit to the Registration Statement, each of those statements being qualified in all respects by the actual contract or other document.

     For further information with respect to us and the securities offered in this prospectus, we refer you to the Registration Statement, exhibits and schedules. A copy of the Registration Statement may be inspected by anyone without charge at the public reference facilities maintained by the Commission at:

         Room 1024, Judiciary Plaza
         450 Fifth Street, N.W.
         Washington, D.C. 20549
and will also be available for inspection and copying at the regional offices of the Commission located at:

    Citicorp Atrium Center and               and    7 World Trade Center
    500 West Madison Street, Suite 1400             New York, New York 10048
    Chicago, Illinois 60661

Copies of this material may also be obtained at prescribed rates from the Public Reference Section of the Commission at:

    450 Fifth Street, N.W.
    Washington, D.C. 20549

This material may also be accessed electronically by means of the Commission's home page on the Internet at HTTP://WWW.SEC.GOV.

     We are governed by the reporting requirements of the Securities Exchange Act of 1934 and, in accordance therewith, we file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission.

     These reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission set forth above, and copies of these materials can be obtained from the Commission's Public Reference Section at prescribed rates or from us at 1500 Northwest 118th Street, Des Moines, Iowa (telephone: (515) 223-8000) Attn: Beth E. Law. We furnish our stockholders with annual reports containing audited financial statements and any other periodic reports we deem appropriate or as may be required by law.

==============================================================================

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS, INCORPORATED HEREIN OR BY REFERENCE OR CONTAINED IN A PROSPECTUS SUPPLEMENT. NEITHER WE NOR EITHER OF THE SELLING SHAREHOLDERS HAS AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT OR ADDITIONAL INFORMATION. THE SELLING SHAREHOLDERS ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS, OR INCORPORATED HEREIN BY REFERENCE, OR IN ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THE DOCUMENTS.









                              18,711,358 shares of
                                 common stock of
                          Microware Systems Corporation

                The date of this prospectus is January __, 2001.


















==============================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses, payable in connection with the sale of the shares of common stock being registered hereby. All amounts are estimates: the total estimated fees set forth below shall be paid in full by the Company.

SEC Registration Fees...........................................  $  2,339
Accountants' Fees and Expenses..................................  $ 10,000
Legal Fees and Expenses.........................................  $ 75,000
Miscellaneous..................................................   $ 12,661
                                                                  --------
    Total......................................................   $100,000
                                                                  ========


ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS

     Sections 851 and 856 of the Iowa Business Corporation Act ("Iowa BCA") empower a corporation, subject to certain limitations, to indemnify its directors and officers against expenses (including attorney's fees, judgments, fines and certain settlements) actually and reasonably incurred by them in connection with any suit or proceeding to which they are a party so long as they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to a criminal action or proceedings, so long as they had no reasonable cause to believe their conduct to have been unlawful. The Registrant's Restated and Amended Articles of Incorporation provide that the Registrant shall indemnify its directors and such of its officers, employees and agents as the Board of Directors may determine from time to time, to the fullest extent permitted by Iowa law.

     Section 832 of the Iowa BCA permits an Iowa corporation to include in its articles of incorporation a provision eliminating or limiting a director's liability to a corporation or its shareholders for monetary damages for breaches of fiduciary duty. The enabling statute provides, however, that liability for breaches of the duty of loyalty, acts or omissions not in good faith or involving intentional misconduct, or knowing violation of the law, and the unlawful purchase or redemption of stock or payment of unlawful dividends or the receipt of improper personal benefits cannot be eliminated or limited in this manner. The Registrant's Restated and Amended Articles of Incorporation include a provision which eliminates, to the fullest extent permitted, director liability for monetary damages for breaches of fiduciary duty.

ITEM 16. EXHIBITS

     (a) Exhibits. The following exhibits are filed herewith or incorporated by reference as indicated. Exhibit numbers refer to Item 601 of Regulation S-K.

     5.1           Opinion of D'Ancona & Pflaum LLC

    10.1 Securities Purchase Agreement, dated as of November 28, 2000, between the Company and Elder Court, LLC

    10.2 Registration Rights Agreement, dated as of November 28, 2000, between the Company and Elder Court, LLC

    10.3 Form of Debenture, dated as of November 28, 2000, issued to Elder Court, LLC

    10.4           Form of Common Stock Purchase Warrant

    10.5 Private Equity Credit Agreement, dated as of December 15, 2000, between the Company and Elder Court, LLC

    10.6 Registration Rights Agreement, dated as of December 15, 2000, between the Company and Elder Court, LLC

    23.1           Consent of KPMG LLP

    23.2           Consent of D'Ancona & Pflaum LLC (included in Exhibit 5.1)

- ---------------

ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (e) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on behalf by the undersigned, thereunto duly authorized, in the City of Des Moines, State of Iowa, on the 28 day of December, 2000.


                                         Microware Systems Corporation


                                         By: /s/ Kenneth B. Kaplan
                                            ----------------------------------

                                                 Kenneth B. Kaplan,
                                         President and Chief Executive Officer

     KNOW ALL PERSONS BY THESE PRESENTS, that the undersigned directors and officers of Microware Systems Corporation, an Iowa corporation, which is filing a Registration Statement on Form S-3 with the Securities and Exchange Commission under the provisions of the Securities Act of 1933, as amended, hereby constitute and appoint Kenneth B. Kaplan, George E. Leonard, Beth E. Law, and Arthur Don and each of them, each of their true and lawful attorneys-in-fact and agents; with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to the report to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all interests and purposes as each of them might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.


        SIGNATURE                                 TITLE                              DATE
        ---------                                 -----                              ----
/s/ Kenneth B. Kaplan                   Chairman, President and Chief                 December 28, 2000
- -----------------------------           Executive Officer (Principal
Kenneth B. Kaplan                       Executive Officer)


/s/ George E. Leonard                   Director, Executive Vice             December 28, 2000
- -----------------------------           President, Chief Financial
George E. Leonard                       Officer, Chief Operating
                                        Officer, Treasurer and
                                        Secretary (Principal
                                        Financial
                                        Officer)


/s/ Beth E. Law                         Chief Accounting Officer,           December 28, 2000
- -----------------------------           Controller and Assistant
Beth E. Law                             Treasurer (Principal
                                        Accounting Officer)


/s/ Arthur Don
- -----------------------------           Director                            December 28, 2000
Arthur Don



- -----------------------------           Director                            December __, 2000
Daniel P. Howell


/s/ Robert A. Peiser
- -----------------------------           Director                            December 28, 2000
Robert A. Peiser


/s/ Dennis E. Young
- -----------------------------           Director                            December 28, 2000
Dennis E. Young

                                  EXHIBIT INDEX

     5.1          Opinion of D'Ancona & Pflaum LLC

    10.1          Securities Purchase Agreement, dated as of November 28, 2000, between the Company and Elder Court, LLC

    10.2          Registration Rights Agreement, dated as of November 28, 2000, between the Company and Elder Court, LLC

    10.3          Form of Debenture, dated as of November 28, 2000, issued to Elder
                  Court, LLC

    10.4          Form of Common Stock Purchase Warrant

    10.5 Private Equity Credit Agreement, dated as of December 15, 2000, between the Company and Elder Court, LLC

    10.6          Registration Rights Agreement, dated as of December 15, 2000, between the Company and Elder Court, LLC

    23.1          Consent of KPMG LLP

    23.2          Consent of D'Ancona & Pflaum LLC (included in Exhibit 5.1)


- ---------------